PRIVATE AND CONFIDENTIAL

Mr. [redacted]

We have pleasure in appointing you as the Account Executive of Plutus Securities Limited (hereinafter called "the Company" and the words "Company and its related companies" mean Plutus Securities Limited and its subsidiary and associated and connected companies and its holding company and the subsidiary and associated and connected companies of its holding company) on the following terms:-

Term of Appointment

Your appointment will take effect as from [redacted] , subject to successfully obtaining the approval of SFC for the relevant registration. You will be treated as an independent contractor of the Company and is not and shall not be an agent, servant or employee of the Company.

Registration Fee

The Company will be responsible for your registration fee to be a Licensed Representative under the Securities and Futures Ordinance and/or other registration under other relevant ordinances, if any, provided that should you for any reason cease to be appointed by the Company within six months of your appointment, you will have to refund to the Company the full amount of such registration fee on or before your last working day.

Duties

Your duties shall include

(i) the introduction of clients to transact business through the Company;

(ii) attending to clients so introduced or referred to you by the Company;

(iii) taking actions approved by the Company to recover defaulted payments and/or damages suffered by the Company from clients introduced or handled by you and defend any claim against the Company in connection with any client or business introduced or handled by you without prejudice to the right of the Company to take actions by itself to recover such debts and damages or defend such claims with or without notice to you in which case all costs and expenses thereby incurred shall be borne by you.

In addition, you shall also be responsible for ensuring that the said clients shall trade within their respective trading limits and credit limits as may from time to time be granted by the Company and to make margin calls in accordance with the policies and rules of the Company.

You must at all times strictly comply with the Company's margin requirements and margin calls for your own accounts and/or your clients accounts as imposed by the Company from time to time; failing which the Company reserves the right to liquidate such positions without notice.

You shall also perform the above duties towards the related companies of the Company as may be required by the Company from time to time in which case the terms of this letter with necessary modifications to suit the particular context shall apply subject to any specific terms and conditions as may be agreed between you and the Company and its related companies for those services.

Authority

You will have no authority to contract on behalf of the Company and you will not hold yourself out as having any such authority.

Exclusive Service

You will during the term of your appointment render your services as the Account Executive exclusively to the Company and shall not during the said term engage in any activity undertaking or joint venture whether directly or indirectly of a similar nature to your job or in competition with the Company and its related companies.

Confidentiality

You will not at any time whether during your appointment with the Company or after its termination disclose to any person (other than fellow Account Executives within whose province it is to know the same) any information relating to the clients, business, finance or affairs of the Company and its related companies which may come to your knowledge in the course of appointment.

You will deliver to the Company upon the termination of your appointment all documents belonging to the Company which are then in your possession including documents prepared, made or copied by you in the course of your appointment.

Facilities

The Company will at its expense provide you with and office and ancillary facilities.

Commission rebate

You will be paid commission rebates according to the prevailing policy on commission schedule of the Company. In the case of serious breach of your obligation hereunder, the commission rebate shall cease to be payable at the discretion of the Company. Such policy shall be review and revised from time to time subject to the decision of the Management.

Termination of Appointment

Your appointment may be terminated by either party by giving one (1) month's notice.

However, at any time during your appointment, the Company shall have the right to terminate your service forthwith without notice or payment in lieu of notice in the event that you have, in the opinion of the management, been guilty of any misbehaviour, dishonesty, corruption, misconduct, disobedience to instructions, neglect of duty or been addicted to any habit which renders your continued appointment with the Company inappropriate.

Restrictions After Termination

After the termination of your appointment with the Company for whatever reason, you shall not solicit nor deal with clients who have been, during your appointment with the Company, the clients of the Company and its related companies.

For a period of six months after the termination of your appointment with the Company for whatever reason, you shall not either on your own account or for any person, firm, company or organization solicit or entice or endeavour to solicit or entice away from the Company any director, manager, employee or any person of the Company and its related companies whether or not any such person would commit any breach of his/her contract employment/agreement by reason of leaving the service of the Company and its related companies.

Indemnity

You will indemnify the Company and its related companies and hold the Company and its related companies harmless against all claims, costs, expenses and losses whatever which may be brought against or incurred or suffered by the Company and its related companies (i) by reason of or arising out of any transaction entered into by the Company and its related companies in relation to business introduced or handled by you (ii) by reason of or arising out of any breach of your obligation hereunder (iii) by reason of any dealing error or negligence, dishonestly or misconduct on your part.

Account Opening

You should open any staff dealing accounts in accordance with the Company's staff dealing policy.

Guarantee of Client's Accounts

You will guarantee as primary obliger the payment of all amounts due to the Company and its related companies by clients introduced or handled by you. Also, if accounts are jointly serviced with other Account Executive(s), the guarantee shall be joint and several. Your guarantee shall be a continuing security and, upon demand by the Company or its related companies, you shall immediately settle all amounts owed by those clients to the Company or to its related companies, as the case may be, from time to time no matter whether any

actions have been taken against you or the clients. Your liabilities under this clause shall not be affected by any reason whatsoever including but not limited to invalidity of the client's contracts and any variation or amendment thereof, or any compromise with the clients or the bankruptcy or liquidation of the clients.

The Company's Right To Refuse Transaction

The Company and its related companies may in its absolute discretion and without giving any reason thereof refuse to undertake or continue any business or act for any client introduced by you and/or your own account. In addition, you shall abide by all rules and regulations, which are applicable to Account Executive as may be announced verbally and/or in written by the Company from time to time.

Declaration and Acknowledgement

You declare to the Company that you have never been convicted of any criminal offence in Hong Kong or elsewhere, other than those disclosed to the Company.

You also hereby acknowledge that the Company is not an employer of you and that you shall have no right against the Company which would only be available to staff as an employee of the Company. In particular, but without limiting to the generality of the foregoing, you shall be solely responsible for compliance with Mandatory Provident Funds Scheme Ordinance, Cap. 485 of the laws of Hong Kong. In addition, you undertake to the Company that you shall effect and maintain at all times all insurances that may be required to be maintained by you under any relevant law, including, but without limitation, the Employees' Compensation Ordinance, Cap. 282 of the laws of Hong King. In performing this Agreement, you shall conform at your own cost and expense with all relevant laws and regulations applicable to you and your performance abovementioned, and you shall indemnify and hold the Company fully indemnified and harmless from and against all actions, cost, claims and demands whatsoever howsoever made in respect thereof.

Acceptance of Outside Benefits

(a) Other than the remuneration, rewards and benefits specified in this agreement, you must seek permission from the Company for the acceptance of any form of reward and advantage in connection with your work.

(b) At any time during this agreement, you must inform the Company if you or your immediate family has any financial interest in any business with which the Company has business dealings or which competes with the Company.

(c) Unless prior permission is given by the Company, you or your immediate family must not accept any personal loan from the Company's suppliers, clients or business associates. The same applies to accepting guarantee for loans and special commercial discounts. Normal borrowings from banks or other licensed corporations and registered institutions are, however, not restricted.

General

You will in all your dealings with the clients and the Company and its related companies comply with all the rules and regulations of the relevant exchanges in Hong Kong or elsewhere and with all relevant statutory enactments for the time being in force.

Each of the Clauses and obligation in the Agreement are separate and independent of the others and shall be construed as such. The invalidity or unenforceability of any Clause or obligation shall not affect any of the remaining Clauses and obligations in this Agreement.

This Agreement shall in all respects be interpreted and construed in accordance with and governed by the law of Hong Kong Special Administrative Region.

This Agreement is in substitution for and shall supersede all former and existing agreements and arrangements for your appointment or employment by, or services to, any Group Company which shall be deemed to have been cancelled with effect from the commencement of the Agreement.

Please signify your acceptance of the appointment by counter-signing and returning the duplicate of this agreement to the Human Resources & Administration Department of the Company within seven (7) dates of the date of this Agreement.

Yours sincerely,
For and on behalf of
Plutus Securities Limited

I understand and accept the above terms and conditions and agree to comply with them

[redacted]

AE Commission Rebate

Received by Company (HK$)	Commission rates
0 - 25,000	50%
25,001 - 50,000	60%
Above 50,000	70%